Exhibit 99.1

FOR RELEASE: Thursday, April 27, 2017 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2017

Shreveport, Louisiana – April 27, 2017 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2017 of $852,000, an increase of $78,000, or 10.1%, compared to net income of $774,000 reported for the three months ended March 31, 2016. The Company's basic and diluted earnings per share were $0.47 and $0.44, respectively, for the three months ended March 31, 2017 compared to basic and diluted earnings per share of $0.42 and $0.40, respectively, for the quarter ended March 31, 2016.

The Company reported net income of $2.6 million for the nine months ended March 31, 2017, an increase of $221,000, or 9.2%, compared to $2.4 million for the nine months ended March 31, 2016. The Company's basic and diluted earnings per share were $1.44 and $1.38, respectively, for the nine months ended March 31, 2017 compared to $1.27 and $1.22, respectively, for the nine months ended March 31, 2016.

The increase in net income for the three months ended March 31, 2017 resulted primarily from an increase of $302,000, or 9.4%, in net interest income and a $10,000, or 1.3%, increase in non-interest income, partially offset by a increase of $119,000, or 4.3%, in non-interest expense, a $65,000, or 72.2%, increase in provision for loan losses, and a $50,000, or 13.2%, increase in the provision for income tax expense. The increase in net interest income for the three months ended March 31, 2017 was primarily due to a $370,000, or 9.6%, increase in total interest income, partially offset by an increase of $68,000, or 10.5%, in aggregate interest expense primarily due to an increase in the average volume of interest bearing liabilities. The increase in the provision for loan losses was primarily due to the increased level of non-performing assets discussed below. The Company's average interest rate spread was 3.44% for the three months ended March 31, 2017 compared to 3.57% for the three months ended March 31, 2016. The Company's net interest margin was 3.62% for the three months ended March 31, 2017 compared to 3.75% for the three months ended March 31, 2016. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of fifteen basis points in average rate on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher percentage increase in the average volume of interest-earning assets for the three months ended March 31, 2017 compared to the prior year quarterly period.

The increase in net income for the nine months ended March 31, 2017 resulted primarily from an increase of $903,000, or 9.5%, in net interest income and an increase of $416,000, or 18.0%, in non-interest income, partially offset by an increase of $574,000, or 317.1%, in the provision for loan losses, an increase of $439,000, or 5.5%, in non-interest expense, and an increase of $85,000, or 7.3%, in income tax expense. The increase in net interest income for the nine month period was primarily due to a $930,000, or 8.1%, increase in total interest income, partially offset by an increase of $27,000, or 1.4%, in interest expense on borrowings and deposits due to an increase in the average volume of interest bearing liabilities.  The Company's average interest rate spread was 3.50% for the nine months ended March 31, 2017 compared to 3.47% for the nine months ended March 31, 2016.  The Company's net interest margin was 3.68% for the nine months ended March 31, 2017 compared to 3.66% for the nine months ended March 31, 2016.  The increase in the average interest rate spread is attributable primarily to a decrease of six basis points in average rate on interest bearing liabilities. The increase in net interest margin was primarily the result of a lower percentage increase in the average volume of interest earning assets for the nine months ended March 31, 2017 compared to the prior nine month period.

The following tables set forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended March 31,
	2017		2016
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$314,730	4.97%	$288,028	5.06%
Investment securities	67,973	1.82	43,007	1.85
Interest-earning deposits	6,496	0.68	12,288	0.62
Total interest-earning assets	$389,199	4.35%	$343,323	4.50%

Interest-bearing liabilities:
Savings accounts	$35,880	0.50%	$25,219	0.39%
NOW accounts	33,687	0.54	35,779	0.79
Money market accounts	44,773	0.31	48,296	0.31
Certificates of deposit	147,641	1.26	139,644	1.26
Total interest-bearing deposits	261,981	0.90	248,938	0.92
Other bank borrowings	467	4.65	940	4.68
FHLB advances	51,827	0.90	26,574	0.92
Total interest-bearing liabilities	$314,275	0.91%	$276,452	0.93%

	For the Nine Months Ended March 31,
	2017		2016
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$309,292	5.00%	$282,948	5.10%
Investment securities	61,846	1.65	42,737	1.83
Interest-earning deposits	5,207	0.59	19,657	0.35
Total interest-earning assets	$376,345	4.39%	$345,342	4.42%

Interest-bearing liabilities:
Savings accounts	$32,886	0.46%	$22,511	0.37%
NOW accounts	34,713	0.55	35,175	0.85
Money market accounts	46,246	0.32	47,544	0.31
Certificates of deposit	140,609	1.26	143,563	1.28
Total interest-bearing deposits	254,454	0.89	248,793	0.95
Other bank borrowings	472	4.24	559	4.29
FHLB advances	46,914	0.85	27,751	0.89
Total interest-bearing liabilities	$301,840	0.89%	$277,103	0.95%

The $10,000 increase in non-interest income for the three months ended March 31, 2017 compared to the prior year quarterly period was due to an increase of $56,000 in service charges on deposit accounts and an increase of $6,000 in other non-interest income, partially offset by a decrease of $49,000 in gain on sale of loans and a decrease of $3,000 in income from bank owned life insurance.  The $416,000 increase in non-interest income for the nine months ended March 31, 2017 compared to the prior year period was primarily due to increases of $182,000 in gain on sale of loans, $131,000 in service charges on deposit accounts, $110,000 in gain on sale of real estate, and $3,000 in other non-interest income, partially offset by a $10,000 decrease in income on bank owned life insurance. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $119,000 increase in non-interest expense for the three months ended March 31, 2017 compared to the same period in 2016 was primarily attributable to increases of $66,000 in advertising expense, $32,000 in other non-interest expense, $29,000 in compensation and benefits expense, $29,000 in occupancy and equipment expense, $18,000 in loan and collection expense, and $8,000 in franchise and bank shares tax expense.  The increases were partially offset by a decrease of $33,000 in legal fees, $18,000 in deposit insurance premiums, and $12,000 in data processing expense.  The $439,000 increase in non-interest expense for the nine months ended March 31, 2017 compared to the same period in 2016 was primarily attributable to increases of $178,000 in compensation and benefits expense, $133,000 in occupancy and equipment expense, $106,000 in advertising expense, $49,000 in loan and collection expense, $26,000 in franchise and bank shares tax expense, $25,000 in data processing expense, and $18,000 in other non-interest expense.  These increases were partially offset by a decrease of $73,000 in deposit insurance premiums and $23,000 in legal fees.  The increases in compensation and benefits expense were primarily due to increases in the compensation paid to mortgage lenders, along with increases in support staff for the mortgage lenders, and staffing a new branch that opened in North Shreveport in May 2016.

At March 31, 2017, the Company reported total assets of $416.0 million, an increase of $34.3 million, or 9.0%, compared to total assets of $381.7 million at June 30, 2016. The increase in assets was comprised primarily of increases in investment securities of $15.4 million, or 29.3%, from $52.5 million at June 30, 2016 to $67.9 million at March 31, 2017, loans receivable, net of $14.7 million, or 5.0%, from $290.8 million at June 30, 2016 to $305.5 million at March 31, 2017, cash and cash equivalents of $6.2 million, or 130.4%, from $4.8 million at June 30, 2016 to $11.0 million at March 31, 2017, and other assets of $764,000, or 8.2%, from $9.3 million at June 30, 2016 to $10.1 million at March 31, 2017.   These increases were partially offset by a decrease in loans held for sale of $6.0 million, or 50.7%, from $11.9 million at June 30, 2016 to $5.9 million at March 31, 2017.  The increase in investment securities was primarily due to the purchase of $27.7 million of held-to-maturity securities, partially offset by principal repayments on mortgage-backed securities of $11.4 million during the nine months ended March 31, 2017.  We chose to place the securities in held-to-maturity as part of our interest rate risk management strategy.  The decrease in loans held-for-sale resulted primarily from a decrease at March 31, 2017 in receivables from financial institutions purchasing the Company's loans held-for-sale.  There were three separate transactions during the quarter ended March 31, 2017 that totaled $3.7 million and were reflected in the balance of real estate owned at quarter-end.  Property securing a residential lot loan was foreclosed on and booked as real estate owned for $540,000 representing ninety percent of the appraisal value of $600,000.  A charge-off was posted to the allowance- for- loan- losses in the amount of $15,500, which was the difference between the loan balance and the $540,000 posted to real estate owned.  During the quarter ended March 31, 2017, we also had a one to four family residence that was owner occupied which was booked for $270,000 as real estate owned.  We acquired ninety one- to- four-family residential rental properties from one borrower by dation (deed in lieu of foreclosure) during the quarter ended March 31, 2017 and posted to real estate owned with a valuation of $2.9 million.  We currently believe there will be no material loss on the sale of these ninety one- to- four- family properties.  These properties are currently being marketed to investors.  As of the date hereof, 77.8% of such properties are under contract for sale.

The following table shows total loans originated and sold during the periods indicated.

	Nine Months Ended March 31,
	2017	2016	% Change
	(In thousands)
Loan originations:
One-to four-family residential	$90,060	$82,508	9.2%
Commercial— real estate secured:
Owner occupied	48,296	35,616	35.6%
Non-owner occupied	6,176	6,388	(3.3)%
Multi-family residential	2,890	580	398.3%
Commercial business	33,181	25,176	31.8%
Land	8,615	7,777	10.8%
Construction	19,125	15,571	22.8%
Home equity loans and lines of credit and other consumer	7,336	7,154	2.5%
Total loan originations	$215,679	$180,770	19.3%
Loans sold	$(85,815)	$(75,997)	12.9%

Included in the $19.1 million and $15.6 million of construction loan originations for the nine months ended March 31, 2017 and 2016, respectively, are approximately $12.6 million and $14.7 million, respectively, of one- to four-family residential construction loans and $6.5 million and $878,000, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

Total liabilities increased $32.6 million, or 9.6%, from $338.3 million at June 30, 2016 to $370.9 million at March 31, 2017, primarily due to an increase in total deposits of $38.6 million, or 13.4%, to $326.4 million at March 31, 2017 compared to $287.8 million at June 30, 2016, partially offset by a decrease in advances from the Federal Home Loan Bank of $5.0 million, or 10.5%, to $42.7 million at March 31, 2017 compared to $47.7 million at June 30, 2016.  The increase in deposits was primarily due to a $16.3 million, or 41.5%, increase in non-interest bearing demand deposits from $39.3 million at June 30, 2016 to $55.6 million at March 31, 2017, a $22.9 million, or 17.3%, increase in certificates of deposit from $132.5 million at June 30, 2016 to $155.4 million at March 31, 2017, and a $7.5 million, or 25.9%, increase in savings deposits from $29.0 million at June 30, 2016 to $36.5 million at March 31, 2017, partially offset by a decrease of $3.8 million, or 10.1%, in NOW accounts from $37.8 million at June 30, 2016 to $34.0 million at March 31, 2017 and a decrease of $4.3 million, or 8.7%, in money market deposits from $49.2 million at June 30, 2016 to $44.9 million at March 31, 2017.  The increase in certificates of deposit was primarily due to the acquisition of an $8.0 million certificate of deposit from one depositor.  At March 31, 2017, the Company had $13.4 million in brokered deposits compared to $8.2 million at June 30, 2016.  The increase in brokered deposits is due to purchases of $10.0 million in brokered deposits during the nine months ended March 31, 2017, partially offset by $4.8 million of brokered deposits that had matured during the period. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.

At March 31, 2017, the Company had $6.5 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $114,000 of non-performing assets at June 30, 2016, consisting of two single-family residential loans, fifteen commercial business loans, and other real estate owned described above at March 31, 2017 compared to two single family residential loans at June 30, 2016.  At March 31, 2017, the Company had two single family residential loans, one commercial real estate loan, and fifteen commercial business loans to two borrowers classified as substandard compared to two single family residential loans, one commercial real estate loan, and nine commercial business loans to one borrower at June 30, 2016. There were no loans classified as doubtful at March 31, 2017 or June 30, 2016.  During the quarter ended December 31, 2016, we became aware that two borrowers related to the fifteen commercial business loans in the aggregate amount of $2.8 million that are classified as substandard filed for Chapter 11 (reorganization) bankruptcy protection during that period.  We received a principal payment in March 2017 for $272,000 reducing our exposure to $2.5 million and expect to continue to receive future monthly adequate protection payments.  We are continuing to monitor these credits and presently believe that our allowance for loan losses at March 31, 2017 is adequate.  No additional losses are currently anticipated with respect to these loans.

Shareholders' equity increased $1.8 million, or 4.1%, to $45.2 million at March 31, 2017 from $43.4 million at June 30, 2016.  The primary reasons for the increase in shareholders' equity from June 30, 2016 were net income of $2.6 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $639,000, and proceeds from the issuance of common stock from the exercise of stock options and release of share awards of $199,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $529,000, acquisition of Company stock of $592,000, and a decrease in the Company's accumulated other comprehensive income of $597,000.

The Company repurchased 23,088 shares of its common stock under its stock repurchase program during the nine months ended March 31, 2017 at an average price per share of $24.01. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares to commence after the completion of the sixth stock repurchase program.  As of March 31, 2017, there were an aggregate total of 105,723 shares remaining for repurchase under the sixth and seventh stock repurchase programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its nine full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31, 2017	June 30, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$10,960	$4,756
Securities available for sale at fair value	38,998	50,173
Securities held to maturity (fair value March 31, 2017: $28,312; June 30, 2016: $2,349)	28,897	2,349
Loans held-for-sale	5,877	11,919
Loans receivable, net of allowance for loan losses (March 31, 2017: $3,582; June 30, 2016: $2,845)	305,484	290,827
Premises and equipment, net	12,054	12,366
Real estate owned	3,696	--
Other assets	10,075	9,311

Total assets	$416,041	$381,701

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$326,444	$287,822
Advances from the Federal Home Loan Bank of Dallas	42,672	47,665
Other borrowings	--	400
Other liabilities	1,745	2,422

Total liabilities	370,861	338,309

Shareholders' equity	45,180	43,392

Total liabilities and shareholders' equity	$416,041	$381,701

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(Unaudited)

Interest income
Loans, including fees	$3,912	$3,644	$11,600	$10,821
Investment securities	7	4	20	7
Mortgage-backed securities	302	195	746	579
Other interest-earning assets	11	19	23	52
Total interest income	4,232	3,862	12,389	11,459
Interest expense
Deposits	591	573	1,694	1,777
Federal Home Loan Bank borrowings	116	61	300	186
Other bank borrowings	6	11	14	18
Total interest expense	713	645	2,008	1,981
Net interest income	3,519	3,217	10,381	9,478

Provision for loan losses	155	90	755	181
Net interest income after provision for loan losses	3,364	3,127	9,626	9,297

Non-interest income
Gain on sale of loans	541	590	1,926	1,744
Gain on sale of real estate	--	--	110	--
Income on Bank Owned Life Insurance	36	39	110	120
Service charges on deposit accounts	194	138	541	410
Other income	14	8	37	34

Total non-interest income	785	775	2,724	2,308

Non-interest expense
Compensation and benefits	1,778	1,749	5,237	5,059
Occupancy and equipment	304	275	922	789
Data Processing	128	140	442	417
Audit and Examination Fees	56	56	189	189
Franchise and Bank Shares Tax	91	83	292	266
Advertising	121	55	287	181
Legal fees	100	133	328	351
Loan and collection	92	74	240	191
Deposit insurance premium	27	45	92	165
Other expenses	172	140	461	443

Total non-interest expense	2,869	2,750	8,490	8,051

Income before income taxes	1,280	1,152	3,860	3,554
Provision for income tax expense	428	378	1,243	1,158

NET INCOME	$852	$774	$2,617	$2,396

EARNINGS PER SHARE
Basic	$0.47	$0.42	$1.44	$1.27
Diluted	$0.44	$0.40	$1.38	$1.22

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.44%	3.57%	3.50%	3.47%
Net interest margin	3.62%	3.75%	3.68%	3.66%
Return on average assets	0.82%	0.84%	0.87%	0.87%
Return on average equity	7.12%	6.95%	7.36%	7.04%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.57%	0.06%	1.57%	0.06%
Allowance for loan losses as a percent of non-performing loans	126.50%	1,259.87%	126.50%	1,259.87%
Allowance for loan losses as a percent of total loans receivable	1.16%	0.96%	1.16%	0.96%

Per Share Data:
Shares outstanding at period end	1,954,158	1,996,880	1,954,158	1,996,880
Weighted average shares outstanding:
Basic	1,818,741	1,851,010	1,814,415	1,892,078
Diluted	1,927,886	1,914,310	1,901,751	1,957,598
Tangible book value at period end	$23.12	$21.47	$23.12	$21.47

____________
(1)        Ratios for the three and nine month periods are annualized.
(2)        Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145